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                                                                 EXHIBIT 10.8


                                January 13, 2000

Mr. Bill Yeates
9101 Prince Williams Dr.
Austin, TX  78730

Dear Bill:

         This letter confirms our understanding of the basic terms and conditions on which you will serve as Chief Operating Officer of Power-One, Inc. ("POWER-ONE"):

              1. DUTIES. During your employment, your services will be exclusive to Power-One, and you will devote your entire business time, attention and energies to Power-One's business. You will perform your services faithfully and to the best of your ability and carry out Power-One's policies and directives consistent with your position.

              2. SALARY AND BONUS. Power-One will pay you a base salary at an annualized rate of $300,000 payable in accordance with Power-One's payroll policies, and Power-One will loan you $100,000 upon hire, which you will be required to repay in accordance with Paragraph 7. In addition to your annual salary, you will be eligible to receive an annual bonus of up to 100% of your base salary. The payment and amount of your bonus will depend upon the achievement of corporate, financial and individual performance goals outlined in a plan upon which Power-One and you will mutually agree. Power-One will reimburse you for expenses incurred in connection with performance of your duties upon presentation of standard documentation.

              3. STOCK OPTIONS. Power-One will grant you non-qualified stock options to purchase shares of Power-One common stock in accordance with the provisions of Power-One's Amended and Restated 1996 Stock Incentive Plan as follows:

                 a. You will receive an option to purchase 75,000 shares of common stock, all of which will vest and become exercisable on December 31, 2001 (the "LOAN OPTION"), provided that (i) you have not terminated your employment for any reason other than death or permanent disability (as defined below) or (ii) Power-One has not terminated your employment for cause (as defined below).

                 b. You will also receive an option to purchase 150,000 shares of Power-One common stock (the "EMPLOYEE OPTION" and together with the Loan Option, the "OPTIONS"). The shares of common stock underlying the Employee Option will vest and become exercisable over four years at the rate of 25% per year pursuant to our standard Employee Non-Qualified Stock Option Agreement, a form of which is attached as EXHIBIT A.

                 c. The Options will be at an exercise price equal to the closing price on Nasdaq of the common stock on your first day of employment; January 13, 2000.

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                 d. You will be eligible to receive additional annual option grants under Power-One's Stock Incentive Plan to the extent, if any, and on terms awarded by Power-One's Compensation Committee to Power-One's executive officers.

              4. LOAN. On the date of this letter, Power-One will loan you $660,000, and you will execute and deliver a full-recourse promissory note (the "NOTE") in favor of Power-One. Interest will accrue on this note at the rate of 5.5% per annum (Power-One's corporate borrowing rate in effect on the date of this agreement). All principal and interest under the Note will be due and payable on the fourth anniversary of the date of this letter, but you may prepay any amount of outstanding indebtedness at any time without penalty.

              5. CHANGE OF CONTROL. If a Change in Control (as defined below) of Power-One occurs within four years after your start date, the following will apply:

                 a. You will receive a one-time payment equal to two times the sum of your most recent annual salary and your most recent annual bonus. This amount will be deposited in an escrow account, and two years after the effective date of the Change in Control, you will receive this payment, together will any interest that has accrued on such amount.

                 b. At your election, all of the unvested shares underlying the Employee Option will vest and become exercisable on the effective date of the Change in Control, and any cash proceeds or shares of the acquirer's capital stock that you receive in payment for these shares as a result of such Change in Control will be deposited in an escrow account until the earlier of (i) with respect to any shares underlying the Employee Option that vest, the vesting date for such shares, (ii) two years from the effective date of the Change in Control and (iii) the four year anniversary of your hire date. To the extent that you are required to recognize income from the acceleration and exercise of these options, you will either (i) be distributed from the escrow account cash in the amount of your tax liability or (ii) the number of your shares of capital stock of the acquirer held in escrow equal to the amount of your tax liability will be released to you. If you elect not to accelerate your options, your options will become options to purchase the acquirer's capital stock on the same terms and conditions of your Power-One options.

                 c. For the purposes of this Paragraph 5, "CHANGE IN CONTROL" means (i) the sale of all or substantially all of the outstanding capital stock of Power-One, (ii) a merger of Power-One into another company in which Power-One is not the surviving entity, (iii) the acquisition by any individual, entity or group other than Stephens Inc. within the meaning of the Sections 13 or 14 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") of "beneficial ownership," within the meaning of Rule 13d-3 of the Exchange Act of 40% or more of the combined voting power of the then outstanding voting securities of Power-One entitled to vote generally in the election of directors or (iv) the sale of all or substantially all of Power-One's assets.

                 d. If your employment is terminated for anything other than "cause" during the two-year period after the effective date of the Change in Control, including


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         your death or permanent disability, all cash proceeds (or shares of stock, as the case may be) then held in escrow will immediately be paid to you and your emloyee benefits will continue for a period of two years. "CAUSE" means (i) theft, embezzlement or obtaining funds or property under false pretenses, if such transgressions are demonstrably material in amount both in relation to you and Power-One's successor, (ii) engaging in an act of dishonesty or moral turpitude (including convictions of felonies) if such act materially and demonstrably injures Power-One's successor, but traffic or moving violations will not constitute acts of dishonesty or moral turpitude for the purpose of this definition or (iii) willfully failing to substantially perform your duties as an employee of Power-One's successor (other than as a result of incapacity due to physical illness), where you have either acted in bad faith or without reasonable belief that such breach was in the best interests of Power-One's successor, and such failure has resulted in material and demonstrable injury to Power-One's successor.

                 e. If you terminate your employment for any reason other than your death or permanent disability during this two-year period, then all cash proceeds (or shares of stock, as the case may be) then held in escrow will be distributed to Power-One, and you will have no right in them. "PERMANENT DISABILITY" means your absence from your duties with Power-One on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by Power-One or its insurers and acceptable to you or your legal representative.

              6. MOVING EXPENSES. Power-One will make loans to you for relocation expenses as follows:

                 a. an amount equal to $25,000 to cover miscellaneous moving expenses, without any requirement for you to document such expenses;

                 b. for all reasonable expenses necessarily incurred by you in connection with selling your home in Austin, TX upon presentation of receipts for such expenses, including realtor's commissions and all escrow and closing fees for which you are responsible but not including reimbursement for any taxes or mortgage fees incurred in connection with the sale of your residence;

                 c. up to $75,000 for losses that you may incur on the sale of your residence in Austin, TX;

                 d. for all reasonable expenses necessarily incurred by you in connection with purchasing a residence in Ventura County, CA upon presentation of receipts for such expenses, including realtor's commissions and all escrow and closing fees for which you are responsible and up to two points payable in connection with obtaining a mortgage for the purchase of this residence;


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                 e. for no more than sixth months from the date of hire, up to $2,000 per month plus amounts required to pay all utilities for the temporary residence that you occupy in Ventura County, CA while looking for a permanent residence;

                 f. for all reasonable travel expenses necessarily incurred by you in relocating your family to California upon presentation of receipts for such expenses;

                 g. for the cost to relocate your furniture, other household goods and vehicles to California. You will be required to obtain two estimates from movers of your choice. Power-One will directly pay the mover that you select, but if one of these estimates is more than $1000 lower than the other and you do not use the mover with the lower estimate, Power-One will obtain an estimate from a mover, and you will required to use the mover with the lower of this estimate and the lower of the two estimates that you previously obtained; and

                 h. for storage of your furniture and household goods for up to six months following your relocation to California.

              7. NO-INTEREST LOAN. Amounts that Power-One loans you under Paragraph 6 and Paragraph 2 will not accrue interest. Power-One will forgive all of this indebtedness (i) three years after your date of hire, (ii) on your death or permanent disability or (iii) if your employment is terminated for any reason other than cause. If you terminate your employment for any reason other than death or permanent disability or Power-One or its successor terminates your employment for cause during the three-year period after your date of hire, you will immediately be required to repay these amounts in-full without accrued interest. You will be required to enter into a promissory note or notes for all amounts covered by this paragraph. You will be required to pay all taxes that you incur as a result of the reimbursement expenses that you receive under Paragraph 6.

              8. BENEFITS. You will be entitled to receive all of the employee benefits described on EXHIBIT B

              Please sign below to indicate your acceptance of these basic terms and conditions of your employment with Power-One. We very much look forward to working with you.

                                            Best regards,



                                            ------------------------------------
                                            Steven J. Goldman
                                            Chairman and Chief Executive Officer
                                            Power-One, Inc.


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                                    EXHIBIT B


CAR ALLOWANCE: You will be eligible for an automobile allowance of $255 per week. (On an annualized basis, this is equivalent to $13,260.) This allowance is intended to reimburse you for all expenses incurred while using your personal vehicle for company business. In exchange for this allowance, you must maintain a minimum of $300,000 personal liability insurance coverage on your vehicles at all times.

401K PLAN: You will be eligible to participate in the 401(k) Plan on the next plan entry date (07/01/00). At that time and subject to the provisions of the plan, you may contribute from 1% to 15% of your pay on a before tax 401(k) basis. Power-One's current matching contribution is 50 cents for every dollar you save, up to 3% of your pay and 25 cents for every dollar you save thereafter, up to the next 3% of your pay, for a total partial matching contribution of up to 6% of your pay. Although this is the contribution amount that Power-One has made since the inception of the plan, this amount is subject to change in the future.

EMPLOYEE STOCK PURCHASE PROGRAM: Employees can contribute 2 to 15% of their after tax pay to purchase Power-One stock at a 15% discount subject to the terms of that plan.

VACATION: You will be eligible to receive 4 weeks of paid vacation per year at a straight time rate.

SICK PAY: We do not have a formal sick pay policy. Therefore, if you are out ill, we will continue your pay up to 30 calendar days per year. After that time, you would be eligible for short-term disability insurance (provided by Power-One) and eventually eligible for long-term disability (also provided by Power-One).

HOLIDAYS:  Power-One currently enjoys 9 paid holidays per year.  They are:

                  New Years Day
                  Presidents Day
                  Memorial Day
                  Independence Day
                  Labor Day
                  Thanksgiving Day
                  Day after Thanksgiving
                  Christmas Eve
                  Christmas Day

MEDICAL COVERAGE: Due to your wife's pregnancy and upcoming childbirth, we agree to reimburse you the cost to maintain your present coverage under COBRA for up to 6 months.

Blue Cross provides our medical coverage effective 01/01/00. There is a choice of coverage available:

- PPO - Single Coverage = 10.50/wk; Employee +1= $32.00/wk; Employee +2 or more = $45/wk.
- HMO - Single Coverage = 8.50/wk; Employee +1= $22.00/wk; Employee +2 or more = $35/wk.
- Out of Area Plan - 10.50/wk; Employee +1= $32.00/wk; Employee +2 or more = $45/wk.


                                  Exhibit B-1

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DENTAL COVERAGE: MetLife provides Coverage. They offer a policy that provides the same level of benefits whether the employee sees a dentist in or out of network. This coverage is free for both the employee and dependents. A summary of coverage is:

                  Annual Max  = $1000 per person

                  Co-insurance =
                           Preventative     100%
                           Basic            80%
                           Major            50%

                  Deductible:  $50/$150 - Waived for Preventative


VISION: Coverage is provided by V.S.P. This is a nationwide program. Employees must see a doctor within the network. There are various limits of coverage. We can also review this information in detail at a later time. This coverage is free for both the employee and dependents.

LIFE INSURANCE: Our current contract with our life insurance carriers limits coverage to $300,000. This is an AD & D Plan. We will attempt to modify this limit. In the event of accidental death while utilizing any mode of transportation, you would have an additional $100,000. Additional Life Insurance can be purchased in increments of $15,000 to a maximum of $500,000.


                                  Exhibit B-2